                                                                EXHIBIT 10.1(a)
                                   AGREEMENT

     AGREEMENT, dated as of May 7, 1998, by and between ALARIS Medical Systems, Inc., a Delaware corporation ("Alaris"), having an address at 10221 Wateridge Circle, San Diego, CA 92121 and Caesarea Medical Electronics Limited, a private limited company organized under the Israeli Companies Ordinance ("Caesarea"), having an address at 5 Rakefet Street, P.O. Box 1166, Caesarea, 38900, Israel.

                             W I T N E S S E T H:

     WHEREAS, Caesarea has developed certain volumetric infusion pump technology, including the NIKI Technology (as hereinafter defined) and desires to transfer the same to Alaris on the terms set forth herein; and

     WHEREAS, Caesarea transferred technology to Clintec Nutrition Company ("Clintec") pursuant to the terms of an Agreement on the Transfer of Intellectual Property dated July 14, 1996 (the "Transfer Agreement"), by and between Caesarea and Clintec, as amended by letter agreement dated November 6, 1997, between Caesarea and Nestle Clinical Nutrition ("Nestle"), as successor-in-interest to Clintec; and

     WHEREAS, pursuant to the Transfer Agreement, Clintec granted to Caesarea an exclusive, royalty-free license for unrestricted parenteral use of specified technology (the "License") for a period of 20 years from July 14, 1996; and

     WHEREAS, Caesarea desires to transfer the License to Alaris and, in connection therewith, Alaris, Caesarea and Nestec, S.A., as successor-in-interest to Nestle, have entered into a letter agreement dated as of May 6, 1998 in the form of Exhibit A hereto.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth below:

     "ACT" means The Food, Drug and Cosmetic Act (21 U.S.C. Sections 310 ET. SEQ.), as amended from time to time, and the regulations promulgated thereunder.

     "BANKRUPTCY" means, with respect to Caesarea: (A) that Caesarea shall have: (i) made an assignment for the benefit of creditors; (ii) filed a voluntary petition in bankruptcy; (iii) been adjudicated bankrupt or insolvent, or had entered against it an order for relief, in any bankruptcy or insolvency proceeding; (iv) filed a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding set forth in (iv) above; (vi) sought, consented to, or acquiesced in the appointment of a trustee, receiver, or liquidator of all or any

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substantial part of its properties; or: (B) if: (i) 120 days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed; or (ii) within 90 days after the appointment, without Caesarea's consent or acquiescence, of a trustee, receiver, or liquidator of it or all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

     "BUSINESS DAY" means any weekday on which commercial banks in both New York, New York and Caesarea, Israel are not required or authorized by law to close.

     "DIRECT COST" shall mean and be calculated in the manner specified on
Schedule 1(a) hereto.

     "DOCUMENTS" shall mean all of the documents, plans, drawings, documentation, marketing materials and service materials related to the NIKI Technology, including, without limitation, those listed on Schedule 1(b) hereto.

     "EU" means the European Union.

     "EXISTING DISTRIBUTION AGREEMENTS" means the distribution, license or transfer agreements listed on Schedule 1(c) hereto.

     "EXISTING RIGHTS" means the patents, patent applications, trademarks, trade names and other Intellectual Property listed on Schedule 1(d) hereto.

     "FDA" means the United States Food and Drug Administration, or any successor agency.

     "FIELD" means the field of parenteral infusion through the use of a volumetric infusion pump and all complementary, related and associated activities.

     "F.O.B." means Free on Board, as such term is defined in the International Chamber of Commerce publication "International Incoterms 1990."

     "GOOD MANUFACTURING PRACTICES" means: (A) the applicable current quality system (good manufacturing practice) regulations promulgated from time to time by (i) the FDA in accordance with the Act and (ii) to the extent applicable, European regulatory agencies; and (B) directives of the International Standards Organization, all for subcontractors.

     "IMPROVEMENT" means any enhancement or modification of the NIKI Technology, the NIKI Pump or the I.V. Valve that permits the NIKI Technology or products based thereon, the NIKI Pump, or the I.V. Valve, as the case may be, to perform its function in a better or more useful way.

     "INTELLECTUAL PROPERTY" means all intellectual property, including, but not limited to, inventions, all patent and patent applications and all divisions, continuations, continuations-in-part, re-examinations and reissues of any of the foregoing, copyrights, trademarks, trade names, copyright


                                       2
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applications, trade secrets, know-how, formulas, compositions of matter, software, algorithms, designs, manufacturing technology and other intellectual property and rights (including, without limitation, any intellectual property rights related thereto), including any foreign counterparts to any of the above.

     "I.V. VALVE" means the device described on Schedule 1(e) hereto.

     "MANUFACTURING ASSEMBLY KITS" means a complete set of all of the items forth on Schedule 1(f), which constitute all of the components necessary to assemble a Phase 1 NIKI Pump.

     "MANUFACTURING DOCUMENTATION PACKAGE" means the items set forth on
Schedule 1(g) Part 1 (Phase I NIKI Pump); Part 2 (Phase 2 NIKI Pump) and Part 3 (Phase 3 NIKI Pump) hereto.

     "MILESTONE" means a Phase 1 Milestone, a Phase 2 Milestone or a Phase 3 Milestone, as the case may be.

     "NIKI PUMP" means a volumetric infusion pump incorporating some or all of the NIKI Technology including, without limitation, the Phase 1 NIKI Pump; the Phase 2 NIKI Pump; and the Phase 3 NIKI Pump, including any Improvements to the NIKI Pump.

     "NIKI TECHNOLOGY" means: (A) all Intellectual Property included or utilized in, by or with respect to, the following inventions: (i) the Peristaltic Pump; (ii) the I.V. Valve; (iii) the Pump System with Error Detection; (iv) the System and Method; (B) the Existing Rights; and (C) any other Intellectual Property having any application in the Field at any time licensed to, owned, developed, created or reduced to practice by or on behalf of Caesarea, its employees or officers; provided, however, that NIKI Technology shall not include Intellectual Property transferred in accordance with the Transfer Agreement except to the extent that such Intellectual Property forms part of the technology subject to the License. The parties acknowledge and agree that any valve, other than the I.V. Valve, and any syringe pump at any time licensed to, owned, developed, created or reduced to practice by or on behalf of Caesarea, its employees or officers, shall not be deemed part of the NIKI Technology.

     "PERISTALTIC PUMP" means the device described in Schedule 1(h) hereto.

     "PERSON" means any individual, corporation, association, partnership, limited liability company, joint venture, trust or other entity or organization.

     "PHASE 1 MILESTONES" means all of the sequential steps specified in Sections 6(a)(i) through 6(a) (iv) hereof.

     "PHASE 1 NIKI PUMP" means the NIKI Pump having the specifications set forth on Schedule 1(i) Part 1 hereto.

     "PHASE 2 MILESTONES" means all of the sequential steps specified in Sections 6(b)(i) through 6(b) (iii) hereof.


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

     "PHASE 2 NIKI PUMP" means the NIKI Pump having the specifications set forth on Schedule 1(i) Part 2 hereto.

     "PHASE 3 MILESTONES" means all of the sequential steps specified in Sections 6(c)(i) through 6(c) (iii) hereof.

     "PHASE 3 NIKI PUMP" means the NIKI Pump having the specifications set forth on Schedule 1(i) Part 3 hereto.

     "PUMP SYSTEM WITH ERROR DETECTION" means the device described on Schedule 1(j) hereto.

     SPECIFIED LOCATION" means such location or locations as may, from time to time, be specified by Alaris by notice to Caesarea as the location or locations at which Alaris intends to take receipt of any NIKI Pump, Manufacturing Assembly Kit or any other device, good, document or product to be delivered by Caesarea hereunder.

     "SYSTEM AND METHOD" means the systems and methods described on Schedule 1(k) hereto.

     "TEST DISPOSABLES" shall mean the disposables listed in Part 1 of Schedule 1(i) as the same are hereafter delivered by Alaris to Caesarea.

     "US" means the United States of America.

     2. SALE. Caesarea hereby sells, assigns, transfers, conveys and delivers (the "Sale") to Alaris, its successors, assigns and sublicensees, on an exclusive, worldwide, royalty free basis, all of Caesarea's right, title and interest in and to the License and the NIKI Technology, including, without limitation, all rights, powers and privileges to: (i) conduct research and development with respect to the NIKI Technology; and (ii) make, have made, use, lease, sell, offer to sell and import the NIKI Pump, the I.V. Valve and any and all other products, goods or devices incorporating the NIKI Technology. Alaris is not assuming any of Caesarea's obligations under the Transfer Agreement.

     3.   IMPROVEMENTS.

     (a) In addition to the Sale (and not in limitation thereof), Caesarea and Swi Barak hereby grant (and shall cause each of their respective affiliates, employees and officers to grant) to Alaris, during the period commencing on the date hereof and ending on the seventh anniversary of the date of first commercial sale by Alaris of a NIKI Pump, the exclusive, worldwide right and royalty-free license to use and exploit any Improvements made by or on behalf of Caesarea, its affiliates or any of their respective employees and officers, or in which any such person has any direct or indirect ownership, interest, right or participation, for any purpose, including, without limitation, the right to make, have made, use lease, sell, offer to sell and import any product incorporating any Improvements.

     (b) Caesarea acknowledges and agrees that Alaris shall have the right to make or have made Improvements and that any Improvements made by or on behalf of Alaris shall be the sole and exclusive property of Alaris. Caesarea shall cooperate fully with Alaris in effecting any patent and/or copyright coverage with respect to the Improvements made by or on behalf of Alaris.

     (c) Except as otherwise provided in Section 6 hereto, the parties acknowledge and agree that nothing contained herein shall obligate Caesarea to make any Improvements.

     4. SALE OF ASSETS. Caesarea hereby sells, assigns, transfers, conveys and delivers to Alaris, and Alaris hereby purchases from Caesarea, all of Caesarea's right, title and interest in and to the assets listed on Schedule 4 hereto, which constitute all of the assets used by Caesarea and necessary to manufacture the NIKI Pump (the "Assets"), and the Documents. Caesarea shall retain the Assets which shall be used by Caesarea solely to manufacture the Manufacturing Assembly Kits for delivery to Alaris; provided, however, that unless the parties otherwise agree in writing, the Assets shall be delivered to Alaris no later than October 31, 1998.

     5. PURCHASE PRICE. Alaris shall pay to Caesarea, and Caesarea shall accept from Alaris, the sum of one million ($1,000,000) dollars (the "Purchase Price"), to be paid as follows:

     (a) $120,000 of the Purchase Price (the "Advance") has been previously paid by Alaris to Caesarea as an option payment and shall not be refundable to Alaris under any circumstances; and

     (b)  $880,000 shall be paid upon execution of this Agreement.

     In addition, upon execution of this Agreement, Caesarea shall establish a standby letter of credit (the "LOC"), in the form of Exhibit B hereto, in the amount of $380,000 for the benefit of Alaris. The LOC shall be maintained by Caesarea until completion of the Phase 1 Milestones in accordance with the provisions of Section 6(a) hereof. In the event Alaris terminates this Agreement in accordance with the provisions of Section 6(a) hereof, Alaris shall be entitled to draw down the full amount of the LOC.

     6. ADDITIONAL PAYMENTS. In addition to the Purchase Price, Alaris shall pay to Caesarea the amounts set forth in subsections (a), (b) and (c) below (the "Additional Payments") with respect to the development and release of the Phase 1 NIKI Pump, the Phase 2 NIKI Pump and the Phase 3 NIKI Pump. The parties acknowledge and agree that the failure to achieve any of the Phase 1 Milestones, Phase 2 Milestones or Phase 3 Milestones shall not be considered a breach of this Agreement and the sole remedy of Alaris with respect to any such failure shall be as specified in this Section 6.

     (a) PHASE 1 NIKI PUMP. Upon completion of each of the Phase 1 Milestones set forth below, Alaris will make the following payments (the "Phase 1 Payments") to Caesarea:

          (i) $500,000 shall be paid to Caesarea upon Acceptance (as hereinafter defined) by Alaris of the final design (the "First Final Design") of the Phase 1 NIKI Pump and receipt by Alaris at the Specified Location, on or before July 1,

                1998, of 20 Phase 1 NIKI Pumps meeting the requirements of the First Final Design (the "Initial Phase 1 Pumps");

          (ii) $250,000 shall be paid to Caesarea upon receipt by Alaris at the Specified Location, on or before July 1, 1998, and Acceptance by Alaris of a complete Manufacturing Documentation Package for the Phase 1 NIKI Pump;

          (iii) $750,000 shall be paid to Caesarea upon receipt by Alaris at the Specified Location, on or before September 15, 1998, and Acceptance by Alaris, on or before October 1, 1998, of, at the option of Alaris, either 500 Phase 1 NIKI Pumps meeting all of the specifications set forth on Schedule 1(i) Part 1 hereto (including when used with the Test Disposables) and which meet the requirements of the First Final Design (the "Final Phase 1 Pumps") or 500 Manufacturing Assembly Kits sufficient to permit Alaris to manufacture the Final Phase 1 NIKI Pump; provided, that prior to delivery of the Final Phase 1 Pumps or Manufacturing Assembly Kits, Alaris shall have first Accepted the First Final Design, the Initial Phase 1 Pumps and the Manufacturing Documentation Package on or prior to August 15, 1998; and

          (iv) $500,000 shall be paid to Caesarea upon receipt by Alaris at the Specified Location, on or before October 15, 1998, and Acceptance by Alaris, on or before November 15, 1998, of 500 Manufacturing Assembly Kits sufficient to permit Alaris to manufacture an additional 500 Final Phase 1 NIKI Pumps.

     In the event that Caesarea fails to meet any of the Phase 1 Milestones set forth in subparagraphs (a)(i) through (a)(iv) above by the applicable dates, Alaris may require Caesarea to refund to Alaris the Purchase Price (less an amount equal to two times the Advance and any amounts paid to Alaris under the
LOC) and all Phase 1 Payments made to Caesarea by Alaris hereunder and Alaris shall be under no further obligation to make any payments to Caesarea under this Agreement. In such event, this Agreement shall terminate and (i) Alaris shall return to Caesarea (a) all right, title and interest in and to the License, the NIKI Technology and the Assets and (b) all Documents, physical property and Intellectual Property previously delivered by Caesarea to Alaris. In addition, (i) Alaris shall not be liable to Caesarea for any loss of profits or prospective profits or any other losses or damages of any kind sustained or arising out of such termination and Caesarea hereby irrevocably waives any such rights to the fullest extent permitted under the laws of the State of Israel and further agrees that it shall not bring any action or proceeding of any nature whatsoever in any court, before any tribunal, or under any arbitration proceeding, seeking or claiming any such damage or loss; and (ii) Caesarea shall not be liable to Alaris for any loss of profits or prospective profits or any other losses or damages of any kind sustained or arising out of such termination and Alaris hereby irrevocably waives any such rights to the fullest extent permitted under the laws of the State of Israel and further agrees that it shall not bring any action or proceeding of any nature whatsoever in any court, before any tribunal, or under any arbitration proceeding, seeking or claiming any such damage or loss.

     (b) PHASE 2 NIKI PUMP. Upon completion of each of the Phase 2 Milestones set forth below, Alaris will make the following payments (the "Phase 2 Payments") to Caesarea:


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          (i)   $250,000 shall be paid to Caesarea upon Acceptance by Alaris of the final design (the "Second Final Design") of the Phase 2 NIKI Pump, and receipt by Alaris at the Specified Location, on or before December 31, 1998, and Acceptance by Alaris, on or before February 15, 1999, of 20 Phase 2 NIKI Pumps meeting the requirements of the Second Final Design;

          (ii) $500,000 shall be paid to Caesarea upon receipt by Alaris at the Specified Location, on or before December 31, 1998, and Acceptance by Alaris, on or before February 15, 1999, of 20 Manufacturing Assembly Kits and a complete Manufacturing Documentation Package for the Phase 2 NIKI Pump sufficient to permit Alaris to manufacture the Phase 2 NIKI Pump; and

          (iii) $250,000 shall be paid to Caesarea upon CE approval of the Phase 2 NIKI Pump, which approval shall be obtained by Alaris (at its sole cost and expense).

     (c) PHASE 3 NIKI PUMP. Upon completion of each of the Phase 3 Milestones set forth below, Alaris will make the following payments (the "Phase 3 Payments") to Caesarea:

          (i) $250,000 shall be paid to Caesarea upon Acceptance by Alaris of the final design (the "Third Final Design") of the Phase 3 NIKI Pump, and receipt by Alaris at the Specified Location, on or before March 1, 1999, and Acceptance by Alaris, on or before April 15, 1999, of 20 Phase 3 NIKI Pumps meeting the requirements of the Third Final Design;

          (ii) $500,000 shall be paid to Caesarea upon receipt by Alaris at the Specified Location, on or before March 1, 1999, and Acceptance by Alaris, on or before April 15, 1999, of 20 Manufacturing Assembly Kits and a complete Manufacturing Documentation Package for the Phase 3 NIKI Pump sufficient to permit Alaris to manufacture the Phase 3 NIKI Pump; and

          (iii) $250,000 shall be paid to Caesarea upon FDA 510(k) approval of the Phase 3 NIKI Pump.

     (d) Other than as set forth in subsection (a) above, this Agreement may not be terminated due to the failure of Caesarea to meet any Phase 1 Milestone, Phase 2 Milestone or Phase 3 Milestone. Notwithstanding the failure of Caesarea to meet any of such Milestones and provided that this Agreement is not terminated as provided in Section 6(a) above, Alaris shall make Additional Payments to Caesarea as follows:

          (i) in the event the Phase 1 NIKI Pump is sold by Alaris on a commercial basis in any country other than the US or any country located in the EU, Alaris shall pay to Caesarea an amount equal to the aggregate amount of the Phase 1 Payments less an amount equal to any Phase 1 Payments previously made to Caesarea.


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          (ii)  in the event the Phase 2 NIKI Pump is sold by Alaris on a commercial basis in any country located in the EU, Alaris shall pay to Caesarea an amount equal to the aggregate amount of the Phase 2 Payments less an amount equal to the sum of (i) any Phase 2 Payments previously made to Caesarea and (ii) all direct costs and expenses incurred by Alaris to develop the Phase 2 NIKI Pump.

          (iii) in the event the Phase 3 NIKI Pump is sold by Alaris on a commercial basis in the US, Alaris shall pay to Caesarea an amount equal to the aggregate amount of the Phase 3 Payments less an amount equal to the sum of (i) any Phase 3 Payments previously made to Caesarea and (ii) all direct costs and expenses incurred by Alaris to develop the Phase 3 NIKI Pump.

     7. ACCEPTANCE CERTIFICATE. "Acceptance" by Alaris of any matter, device, design, document, kit or product specified in Section 6 hereof as requiring the Acceptance of Alaris shall mean and be evidenced only by a written certificate (an "Acceptance Certificate") delivered by Alaris to Caesarea, on or before the date specified for Acceptance, specifying that the matter, device, design, document, kit or product has been delivered by Caesarea to Alaris, and that the matter, device, design, document, kit or product has been completed and presented in a form and manner which is satisfactory to Alaris. In the event that the matter, device, design, document, kit or product has been completed and presented in a form and manner which is not satisfactory to Alaris, Alaris shall deliver a written certificate (a "Rejection Certificate") to Caesarea, on or before the date specified for Acceptance, containing a general description of the relevant items which require correction for an Acceptance by Alaris to take place. Caesarea shall be granted an extension of 30 days from the date of receipt of such Rejection Certificate (the "Correction Period") to correct the items which are required for an Acceptance by Alaris to take place (the "Correction Items") and Alaris shall (at the sole cost and expense of Caesarea), upon the reasonable request of Caesarea, meet or engage in communications with Caesarea in order to assist Caesarea in understanding the reason that Alaris has delivered the Rejection Certificate. If the Correction Items are corrected within the Correction Period in a manner satisfactory to Alaris, Alaris shall deliver an Acceptance Certificate to Caesarea. In such event, Acceptance will be deemed to have taken place within the time period specified in Section 6 and any additional payment which is conditioned upon such Acceptance shall be made. If the Correction Items are not corrected in a manner satisfactory to Alaris within the Correction Period, the applicable additional payment shall not be made.

     8. PURCHASE OF NIKI PUMPS. In addition to the Additional Payments, for each NIKI Pump delivered to Alaris pursuant to and in accordance with Section 6 hereof, Alaris shall pay to Caesarea the sum of three hundred fifty ($350) dollars within 30 days from the later of (i) receipt by Alaris of Caesarea's invoice issued upon shipment of the NIKI Pumps or (ii) delivery of the NIKI Pumps to the Specified Location.

     9. MANNER OF DELIVERY. All NIKI Pumps, Manufacturing Assembly Kits, Assets and all other devices, goods, documents and products to be delivered by Caesarea under this Agreement shall be delivered by Caesarea to Alaris F.O.B., Israel. NIKI Pumps and Manufacturing Assembly Kits are supplied by Caesarea as a sub-contractor of Alaris.

     10.  PUMP PAYMENT.

     (a) In consideration of the Sale and the other undertakings of Caesarea hereunder, Alaris shall pay to Caesarea, in accordance with the provisions of subsection (b) below, $25.00 (the "Payment Amount") for each NIKI Pump which is manufactured and sold by Alaris or by any third party under agreement with or with the consent of Alaris, other than any sale by or to Caesarea, during the period commencing on the date of first commercial sale by Alaris of a NIKI Pump and ending on the seventh anniversary of said date (the "Payment Period"). For purposes of this Agreement, the assembly of a NIKI Pump using a Manufacturing Assembly Kit shall be considered the manufacture of a NIKI Pump. The parties acknowledge and agree that Caesarea shall only be entitled to payment of the Payment Amount upon the first commercial sale of a NIKI Pump.

     (b) Within 45 days after the end of each calendar quarter during the Payment Period, Alaris shall pay to Caesarea an amount equal to the number of NIKI Pumps in respect of which the Pump Payment is required to be made pursuant to subsection (a) above (less the number of NIKI Pumps returned or recalled during the quarter or any prior quarter in accordance with the provisions of subparagraph (c) below) multiplied by the Payment Amount. All payments shall be accompanied by a statement, certified by an officer of Alaris, setting forth the number of NIKI Pumps sold, returned and recalled during the quarter. In the event any NIKI Pump which had previously been returned or recalled is redelivered to the customer or end-user returning same, such redelivery shall be deemed a sale of such NIKI Pump (for which a Pump Payment shall be required to be made) in the quarter in which such NIKI Pump is redelivered.

     (c) In the event that the number of NIKI Pumps returned or recalled during any quarter exceeds the number of NIKI Pumps in respect of which the Pump Payment is required to be made during such quarter pursuant to subsection
(a) above (the "Excess Amount"), the number of NIKI Pumps in respect of which the Pump Payment is required to be made pursuant to subsection (a) above during the immediately succeeding quarter shall be reduced (in addition to any reduction based upon the number of NIKI Pumps returned or recalled during such quarter pursuant to subsection (b) above) by the Excess Amount.

     11.  PURCHASE OF MANUFACTURING ASSEMBLY KITS.

     (a) Upon the terms and subject to the conditions herein contained, Caesarea agrees to manufacture and sell to Alaris and Alaris may purchase from Caesarea, Manufacturing Assembly Kits for the NIKI Pump.

     (b) For each Manufacturing Assembly Kit purchased by Alaris, Alaris agrees to pay Caesarea a price equal to Caesarea's Direct Costs plus ten (10%) percent, which shall not exceed an aggregate of $170 for each Phase 1 NIKI Pump during the period commencing on the date hereof and ending on the first anniversary of the date of completion of the Phase 1 Milestones. Payment for the Manufacturing Assembly Kits purchased from Caesarea shall be made within 30 days from the later of (i) receipt of Caesarea's invoice issued upon shipment of the Manufacturing Assembly Kits or (ii) delivery of the Manufacturing Assembly Kits to the Specified Location.

     (c) On the first Business Day of each month following completion of the Phase 1 Milestones (each, a "Specified Date"), Alaris shall provide Caesarea with a forecast of its requirements of Manufacturing Assembly Kits covering the next 180 days deliveries at a minimum and indicating the requested delivery dates and Specified Location for delivery. On the first Business Day following a Specified Date, the immediately following 90 days of the forecast shall be considered a firm and binding order for the number of Manufacturing Assembly Kits specified therein and any forecasts covering more than 90 days from such Specified Date (the "Extended Forecast Period") shall be considered non-binding and subject to change, modification and cancellation by Alaris; provided, however, that the number of Manufacturing Assembly Kits specified for delivery during the Extended Forecast Period in any forecast delivered by Alaris to Caesarea may not, without the consent of Caesarea, which consent shall not be unreasonably withheld, be increased by more than 50% from the number of Manufacturing Assembly Kits specified for delivery during the Extended Forecast Period in the immediately preceding forecast delivered by Alaris to Caesarea. At the request of Caesarea, or at the option of Alaris, Alaris will provide non-binding forecasts covering a period from six (6) months to twelve (12) months from a Specified Date.

     (d) If Caesarea determines that it will be unable to timely deliver Manufacturing Assembly Kits in accordance with Alaris' orders issued in accordance with the provisions of Section 11(c) hereof, then Caesarea shall give Alaris prompt notice thereof and shall indicate the anticipated length of the delay. If the delay will exceed 15 days from the date specified by Alaris for delivery, Alaris shall have the right at any time prior to delivery to cancel its order for such Manufacturing Assembly Kits; provided, however, that if the delay in delivery is a result of force majeure (as set forth in Section 28(o) hereof) Alaris shall only have the right to cancel such order if the delay will exceed 30 days from the date specified by Alaris for delivery.

     12. ENGAGEMENT OF SUBCONTRACTORS. Caesarea may sub-contract the manufacture of NIKI Pumps and Manufacturing Assembly Kits only with the prior written consent of Alaris, which consent shall not be unreasonably withheld; provided, however, that the subcontracting by Caesarea of the NIKI Pumps and Manufacturing Assembly Kits shall not relieve Caesarea of any of its obligations hereunder and Caesarea shall remain responsible for all NIKI Pumps and Manufacturing Assembly Kits subcontracted as if Caesarea had manufactured the NIKI Pumps and Manufacturing Assembly Kits itself. The parties acknowledge and agree that in the event Caesarea elects to sub-contract the manufacture of the NIKI Pumps and/or Manufacturing Assembly Kits, Alaris shall have the right to require that any sub-contractor selected by Caesarea submit to a Good Manufacturing Practice audit by Alaris. If any such sub-contractor does not meet (i) all applicable regulatory requirements relating to the manufacturing of the NIKI Pumps or Manufacturing Assembly Kits, as the case may be, including Good Manufacturing Practices and other requirements of the FDA and applicable US and EU regulatory agencies, including, without limitation, the European Medical Device Directives and EN 46001 or EN 46002, as applicable, and (ii) any additional requirements which Alaris may reasonably require of its own subcontractors, Alaris may withhold its consent to the engagement of such subcontractor.

     13. MOLDS AND TOOLS. Caesarea hereby grants to Alaris the right and option to purchase from Caesarea the molds and tooling utilized by Caesarea to manufacture the NIKI Pump at a purchase price equal to Caesarea's direct costs for such molds and tooling, excluding Caesarea's engineering costs related thereto, all of which costs are set forth on Schedule 13 hereto. In the event Alaris purchases such molds and tooling, Caesarea shall no longer be obligated to supply Manufacturing Assembly Kits to Alaris pursuant to Section 11 hereof; provided, however, that if there are any outstanding orders for Manufacturing Assembly Kits, Caesarea shall have the option to fulfill such orders prior to delivery to Alaris of the molds and tooling.

     14. TECHNICAL ASSISTANCE. Upon execution of this Agreement, Caesarea shall deliver to Alaris all technical information and written manifestations of Intellectual Property with respect to the NIKI Technology. Caesarea shall provide Alaris, at Caesarea's expense, with such technical assistance as may be reasonably necessary to inform Alaris fully about the NIKI Technology. In addition, Caesarea shall, at Caesarea's sole cost and expense, (i) provide to Alaris, upon reasonable request from Alaris from time to time, progress reports and updates regarding the status of development of the Phase 1 NIKI Pump, the Phase 2 NIKI Pump, and the Phase 3 NIKI Pump, (ii) provide to Alaris, upon reasonable request from Alaris from time to time, such development, manufacturing and other resources and efforts as shall be reasonably necessary or appropriate to ensure the satisfaction of the Phase 1 Milestones, the Phase 2 Milestones and the Phase 3 Milestones and (iii) upon reasonable notice by Alaris and at reasonable times, but not more often than 60 days per year (the "Annual Assistance Days"), make all appropriate technical, production, engineering and marketing personnel available to Alaris, in order to permit Alaris to establish its own manufacturing capability for the NIKI Pump, the I.V. Valve and the I.V. administration sets to be used by Alaris with the NIKI Pump; provided, however, that reasonable direct out-of-pocket expenses, if any, incurred by Caesarea in providing such assistance to Alaris outside of Israel shall be borne by Alaris. In the event Alaris requests Caesarea to provide assistance in excess of the number of Annual Assistance Days, Alaris shall be responsible for payment of all reasonable direct out-of-pocket expenses, if any, incurred by Caesarea in providing such additional assistance.

     15.  REGULATORY RESPONSIBILITY.

     (a) Alaris shall comply with all FDA and EU labeling requirements with respect to the NIKI Pump.

     (b) Caesarea shall (i) be responsible for complying with all applicable regulatory requirements relating to the manufacturing and design activities of Caesarea contemplated herein, including Good Manufacturing Practices and other requirements of the FDA and applicable US and EU regulatory agencies, including, without limitation, the European Medical Device Directives and EN 46001 or EN 46002, as applicable; and (ii) use its best efforts to obtain, at its sole cost and expense, the CE mark for the Phase 1 NIKI Pump on or prior to September 1, 1998. In addition to the foregoing, Caesarea shall (i) submit to Good Manufacturing Practices audits by Alaris upon reasonable notice and (ii) provide Alaris with a written failure analysis and corrective action plan relating to all complaints regarding Caesarea or the NIKI Pump within 30 Business Days of receiving documentation or samples.

     (c) Alaris shall be responsible for obtaining, at its sole cost and expense, all other regulatory authorizations, approvals, permits and licenses (collectively, "Approvals") necessary to sell and distribute the NIKI Pump in the US, the EU and any other country in which it desires to sell the NIKI Pump, including, without limitation, FDA approval. Caesarea agrees that to the extent it currently has obtained or made any of such Approvals, it will assign them to Alaris at no cost to Alaris and cooperate with Alaris to permit Alaris to complete such assignment or otherwise obtain or complete such Approvals.

     (d) Alaris and Caesarea shall each notify the other in writing within one Business Day of their respective knowledge of a death involving the NIKI Pump and within three Business Days of their respective knowledge of the occurrence of any safety alert, significant customer complaint or any other event which would require the filing of a Medical Device Report.

     (e) Alaris and Caesarea shall each keep the other fully informed with respect to any information, inquiry or correspondence from any government agency or authority (a "Governmental Inquiry") relating to the investigation or review of the compliance of the NIKI Pump with applicable legal, health or safety requirements. Alaris and Caesarea shall each notify the other of its receipt of any Governmental Inquiry within three Business Days following the date of such receipt.

     16. QUALITY CONTROL. Caesarea shall comply with all applicable quality control standards and procedures of Alaris and those required by all applicable regulatory authorities. Upon reasonable prior notice, Caesarea shall permit Alaris to review periodically Caesarea's production and quality control procedures and records and to visit Caesarea's facilities, at reasonable times with a representative of Caesarea present, in order to assure satisfaction of the requirements of this Section 16.

     17. PRODUCT WARRANTY. Caesarea warrants to Alaris that for a period commencing on the date of delivery to Alaris and ending on the eighteen (18) month anniversary of the date of first shipment to the end-user or customer (the "Warranty Period"), each NIKI Pump and each Manufacturing Assembly Kit will: (i) conform to the specifications set forth on Parts 1, 2 and 3 of
Schedule 1(h) hereto and to the First, Second and Third Final Design, as applicable; (ii) be free from manufacturing defects; (iii) not be "adulterated" or "misbranded" as such terms are defined in the Act; and (iv) be in merchantable condition and fit and safe for its intended use. Subject to the provisions of Section 27 hereof, Caesarea's sole obligation under this product warranty shall be, at the option of Alaris, either to repair or replace, at Caesarea's sole cost and expense, or, if repair or replacement is not feasible or is not made by Caesarea, to refund the purchase price of, any NIKI Pump or Manufacturing Assembly Kit returned within the Warranty Period that Alaris reasonably determines fails to meet any of the conditions of (i), (ii), (iii) or (iv) above. This warranty shall not apply to any NIKI Pump or Manufacturing Assembly Kit that has been damaged by accident or has been misused, abused, altered or repaired by anyone other than Caesarea or its representatives. In the case of a standard part supplied to Caesarea by a subcontractor engaged by Caesarea and approved by Alaris pursuant to the provisions of Section 12 hereof, Caesarea shall grant to Alaris the benefit of any product warranty provided to Caesarea by such subcontractor and Caesarea will not bear any further liability to Alaris for such part under this Section 17; provided, that Alaris shall have first approved in writing the terms of the sub-contractor's product warranty for such part prior to the use thereof by Caesarea.

     18. SALES AND MARKETING. Caesarea acknowledges and agrees that Alaris will have the right to exploit the License, the NIKI Technology and the Assets and market and sell any product incorporating all or any portion of the same, upon such terms and in such manner as Alaris, in its sole and absolute discretion, shall determine; provided, that Alaris shall not promote the sale in the enteral market of any products utilizing the NIKI Technology.

     19. PRODUCT RECALL. In the event Alaris believes, in its sole and absolute discretion, that the NIKI Pump, the I.V. Value or any other product or device violates any provision of applicable law, should be recalled due to health or safety considerations or should otherwise be subject to alert or other appropriate treatment, Alaris shall have the sole authority to control all such actions and to determine the necessity for implementing any corrective action and the means of implementing the same. Caesarea shall cooperate fully with Alaris in effecting any recall or any other type of corrective action, including, without limitation, communications to or with any purchasers, customers or other users of such product or device.

     20. INSURANCE. Alaris and Caesarea each agree to obtain and keep in force, for a period of ten (10) years from the date hereof, from an insurance carrier satisfactory to the other party, product liability insurance in an amount of not less than $1,000,000. Each such insurance policy shall: (a) be endorsed to provide for written notification by the insurer to each of Alaris and Caesarea not less than 30 days prior to modification, expiration or cancellation thereof; (b) permit the other party to make payments to effect the continuation of such insurance coverage upon notice of cancellation due to nonpayment of premiums thereon; and (c) name the other party as an additional insured. A certificate of insurance evidencing compliance with this paragraph and referencing this Agreement shall be furnished to the other party on the date hereof.

     21. REPRESENTATIONS AND WARRANTIES OF ALARIS. Alaris hereby represents and warrants to Caesarea that:

     (a) It is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to enter into this Agreement and perform its obligations hereunder.

     (b) The execution and delivery of this Agreement by it, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. When executed and delivered by it this Agreement shall constitute its valid and legally binding agreement enforceable against it in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations of the availability of equitable remedies.

     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or by-laws of Alaris or any law, rule regulations, writ, judgment, injunction, decree, determination, award, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Alaris, or conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which Alaris is a party or by which Alaris or any of its assets and properties is bound.

     22. REPRESENTATIONS AND WARRANTIES OF CAESAREA. Caesarea hereby represents and warrants to Alaris that:

     (a) It is duly organized, validly existing and in good standing under the laws of the State of Israel and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to enter into this Agreement and perform its obligations hereunder.

     (b) The execution and delivery of this Agreement by it, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. When executed and delivered by it, this Agreement shall constitute its valid and legally binding agreement enforceable in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or by-laws of Caesarea or any law, rule, regulation, writ, judgment, injunction, decree, determination, award, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Caesarea, or conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which Caesarea is a party or by which Caesarea or any of its assets and properties is bound.

     (d) Except as set forth on Schedule 22(d) hereof and the Transfer Agreement, Caesarea owns all right, title and interest in the Assets, the Documents, the NIKI Technology and all Improvements for all purposes, in each case on an unrestricted basis, free and clear of all liens, claims, restrictions, limitations and encumbrances.

     (e) There are no claims, disputes, actions, suits or proceedings, including, without limitation, suits for patent infringement, pending or, to the knowledge of Caesarea, threatened against or affecting the NIKI Technology, or the use thereof by Caesarea or Alaris. To the knowledge of Caesarea, after reasonable inquiry, neither the NIKI Technology, nor the use thereof by Alaris under this Agreement, does or will infringe or conflict with any patents, patent applications, know-how, processes, trade secrets, techniques, procedures or other proprietary property rights or Intellectual Property, of or held by, any Person.

     (f) The Assets are all of the tangible assets used by Caesarea and necessary to manufacture the NIKI Pump in its present form.

     (g) Except for the Existing Distribution Agreements, Caesarea is not a party to any distribution, license or transfer agreement with respect to the NIKI Technology.

     23.  NON-COMPETITION.

     (a) Caesarea agrees that for a period of seven (7) years following the date hereof, neither Caesarea, Swi Barak, nor any affiliate of either of them will (and Caesarea and Swi Barak agree not to and to cause all such Persons not to), directly or indirectly, either for itself or himself, or any other person, firm, partnership, corporation or other business venture, own, manage, operate, control, or participate in, permit its or his name, as the case may be, to be used by, consult with, be employed by, render services for or otherwise assist in any manner, any Person that is engaged in the research, acquisition, manufacture, promotion, sale or marketing of a volumetric infusion pump or technology related thereto having its primary application in the Field, other than for the purpose of performing the obligations of Caesarea under this Agreement. The parties acknowledge and agree that the development by Caesarea, Swi Barak, or any affiliate of either of them, of a valve, other than the I.V. Valve, or a syringe pump shall not be deemed a violation of this Section 23.

     (b) The parties hereto acknowledge that it is impossible to measure in money the damages that will accrue to Alaris in the event of the breach of any of the covenants in (a) above and, if Alaris shall institute any action or proceeding to enforce those covenants, Caesarea and Swi Barak hereby waive and agree not to assert the claim or defense that Alaris has an adequate remedy at law or for damages. The foregoing shall not prejudice Alaris' right to seek money damages from Caesarea or Swi Barak with respect to any such breach.

     (c) If the provisions of Section 23(a) are determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such court.

     24. TERMINATION OF EXISTING DISTRIBUTION AGREEMENTS. Caesarea shall, as promptly as practicable after execution of this Agreement, but in any event not later than November 30, 1998, terminate, in a manner reasonably satisfactory to Alaris, the Existing Distribution Agreements, other than its Existing Distribution Agreement with its Israeli distributor. Upon the request of Alaris at any time after December 31, 1998, Caesarea and Alaris shall cooperate in dealing with Caesarea's Israeli distributor and shall endeavor to reach an agreement, upon terms and conditions mutually agreeable to Alaris and Caesarea, on the termination or renegotiation of the Existing Distribution Agreement with Caesarea's Israeli distributor. All costs associated with the termination or renegotiation of Caesarea's Existing Distribution Agreement shall be borne exclusively by Caesarea, and Alaris shall cooperate fully with Caesarea in effecting any such termination or renegotiation. In the event Caesarea fails to terminate or, in the case of Caesarea's Israeli distributor terminate or renegotiate to Alaris' satisfaction, the Existing Distribution Agreements, as provided for in this
Section 24, Alaris shall only pay to Caesarea one-half of the Additional Payments until such time as Caesarea terminates or renegotiates to Alaris' satisfaction, as the case may be, the Existing Distribution Agreements. Upon termination, or renegotiation to Alaris' satisfaction, of such Existing Distribution Agreements, Alaris shall pay to Caesarea any Additional Payments required to have been made and not so made due to the failure of Caesarea to terminate or renegotiate such Existing Distribution Agreements.

     25. BANKRUPTCY OF CAESAREA. In the event of the Bankruptcy of Caesarea, or the impairment or interruption of Caesarea's business, Alaris shall be under no further obligation to make payments to Caesarea under this Agreement other than the payments provided for in Sections 6(d) and 10 hereof.

     26. DISTRIBUTION AGREEMENT. Following the date hereof Caesarea and Alaris shall enter into negotiations for a distribution agreement generally upon the terms set forth on Schedule 26 hereto and otherwise upon terms and conditions mutually agreeable to Alaris and Caesarea.

     27.  INDEMNIFICATION.

     (a) Caesarea shall indemnify, defend and hold harmless Alaris, its directors, officers, employees, agents, and their respective legal representatives, successors and assigns (individually, an "Indemnified Party") from and against any and all direct or consequential damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, without limitation, reasonable counsel fees (collectively, "Losses"), incurred by an Indemnified Party arising out of, resulting from or based upon: (i) any negligence or wilful misconduct of Caesarea or its affiliates; (ii) any product liability, warranty or other claims resulting from the sale, lease, license or use of the NIKI Pump to the extent caused by any defect in the design of the NIKI Pump, any defect in the manufacture of the NIKI Pump or Manufacturing Assembly Kits manufactured by or on behalf of Caesarea or any other defect, nonconformity or deficiency attributable to any action or activity by or on behalf of Caesarea; and (iii) any action or claim that the NIKI Technology or the use thereof infringes upon the rights, power or privileges of any Person, including, without limitation, any such claim brought against Alaris or any other Person as a result of the exercise of its rights under this Agreement.

     (b) Notwithstanding the provisions of subparagraph (a) above, Caesarea shall not be liable to indemnify an Indemnified Party for any Losses incurred by such Indemnified Party if such Losses arise out of, result from or are based upon the sale or use of the NIKI Technology or the NIKI Pump where the NIKI Technology or the NIKI Pump, as the case may be, has been modified by any Person other than Caesarea and such Losses arise out of or result from such modification.

     (c)  If the facts giving rise to any such indemnification pursuant to this
Section 27 shall involve any actual claim or demand by any third party against an Indemnified Party (a "Third Party Claim"), Caesarea shall be entitled to written notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own cost and expense through counsel of its own choosing) to defend such Third Party Claim at its expense and through counsel of its own choosing (which counsel shall be reasonably satisfactory to the Indemnified Party); if it gives written notice (a "Defense Notice") of its intention to do so no later than the 15th day following receipt of such written notice; PROVIDED, HOWEVER, that if the defendants in any action shall include both Caesarea and an Indemnified Party and the Indemnified Party shall have been advised by its counsel that the counsel selected by Caesarea has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of Caesarea. The failure of an Indemnified Party so to notify Caesarea shall not relieve Caesarea of any liability which it may have to any Indemnified Party except to the extent to which such liability may have been mitigated as a result of the timely receipt of such notice. The Indemnified Party shall cooperate fully in the defense of such Third Party Claim and shall make available to Caesarea pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Section 27, for all out-of-pocket costs and expenses payable to third parties incurred by it in connection therewith, including, without limitation, reasonable fees and disbursements of counsel. If Caesarea assumes the defense of any Third Party Claim, it will not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any Third Party Claim, or permit a default or consent to the entry of a judgement in respect thereof.

     (d) If Caesarea elects to defend a Third Party Claim, an Indemnified Party shall have the right, notwithstanding the provisions of Section 27(a) hereof, to control, at its own cost and expense, the defense of any Third Party Claim with respect to such Indemnified Party and such costs and expenses shall not constitute Losses.

     (e) Caesarea shall reimburse an Indemnified Party for all Losses incurred by the Indemnified Party within 30 days of the Indemnified Party's demand therefor. In the event Caesarea fails to reimburse the Indemnified Party within such 30 day period, Caesarea shall pay to the Indemnified Party interest on such unpaid Losses, at the rate of nine (9%) per annum, from the date the Indemnified Party incurred such Loss through the date of payment by Caesarea.

     (f) In the event an Indemnified Party elects to defend a Third Party Claim, or if Alaris elects to initiate proceedings to enforce its rights in or with respect to the NIKI Technology, including, without limitation, as a result of any infringement thereof, Caesarea shall cooperate fully in the defense or prosecution thereof, as the case may be, including, without limitation, making available to Alaris or the Indemnified Party, as the case may be, all pertinent technical and other information under its control relating thereto and making appropriate employees officers of Caesarea available as witnesses for Alaris or the Indemnified Party. Alaris or the Indemnified Party, as the case may be, shall reimburse Caesarea for all out-of-pocket costs incurred by it in connection therewith except to the extent the same constitutes Losses subject to indemnity hereunder.

     (g) Under no circumstances shall the total liability of Caesarea for any Losses arising out of, resulting from or based upon any claim under Section 27(a)(iii) hereof exceed sixty (60%) percent of the aggregate amount of all payments received by Caesarea hereunder (excluding amounts received by Caesarea under Sections 8 and 11 hereof) and under the distribution agreement referred to in Section 26.

     28   GENERAL.

     (a) CHOICE OF LAW. This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the parties hereunder shall be governed and determined in accordance with the laws of the State of Israel, without regard to its conflict of laws rules. The courts of Jerusalem, Israel shall have exclusive jurisdiction concerning any dispute relating to or arising out of this Agreement and Alaris and Caesarea hereby submit to the exclusive jurisdiction of such courts. In connection with any litigation hereunder, no party shall be required to deposit any security for costs, and each party hereby irrevocably waives any right that it might otherwise have to require declarations (or exhibits thereto) to be translated from English into Hebrew.

     (b) NOTICES. All notices, requests, demands, waivers, consents, approvals or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by telegram or telex or by international overnight courier, as follows:

     If to Alaris:

             Alaris Medical Systems, Inc.
             10221 Wateridge Circle
             San Diego, California 92121
             Attention: John A. de Groot, Vice President and General Counsel
             Telephone: (619) 458-7508
             Facsimile: (619) 458-6217

     With a copy (which shall not constitute notice) to:

             Gordon Altman Butowsky Weitzen Shalov & Wein
             114 West 47th Street
             New York, New York 10036
             Attention: Keith L. Schaitkin, Esq.
             Telephone: (212) 626-0838
             Facsimile: (212) 626-0799

             and

             Yigal Arnon & Co.
             3 Daniel Frisch Street
             Tel Aviv, Israel 64731
             Attention: David Osborne, Adv.
             Telephone: 972-3-692-6868
             Facsimile: 972-3-696-4770

     If to Caesarea:

             Caesarea Medical Electronics Limited
             5 Rakefet Street
             Caesarea, Israel 38900
             Telephone: 972-6-326-131
             Facsimile: 972-6-326-125

     With a copy (which shall not constitute notice) to:

             Elchanan Landau Law Office
             8 Keren Hayessod Street
             Jerusalem, Israel 92101
             Attention: Zvi Nixon, Adv.
             Telephone: 972-2-561-8845
             Facsimile: 972-2-561-8847
or such other address as the addressee may have specified in notice duly given to the sender as provided herein. All notices and communications given hereunder shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee by international overnight courier service. However, such mailing shall in no way alter the time at which the notice sent by facsimile transmission is deemed received

     (c) ENGLISH LANGUAGE. If this Agreement is translated into any language, the English language version shall govern in the event of any conflict or question of construction or interpretation.

     (d) SEVERABILITY. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

     (e) ENTIRE AGREEMENT. This Agreement and the other documents referred to herein state the entire agreement reached between the parties hereto with respect to the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, including, without limitation, the Term Sheet dated March 11, 1998, between Alaris and Caesarea, are superseded by this Agreement.

     (f) NO WAIVER. The failure of either party hereto to enforce at any time or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

     (g) ASSIGNMENT, BINDING EFFECT. Caesarea shall not assign this Agreement nor any of its rights or obligations hereunder without the prior written consent of Alaris, which consent shall not be withheld unreasonably and any such attempted assignment without such consent shall be void. This Agreement and the rights herein granted shall be binding upon and shall inure to the benefit of Alaris and its successors, assigns and transferees.

     (h) INDEPENDENT CONTRACTOR. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent hereafter specifically authorized in writing by the other party. None of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent hereafter specifically agreed to in writing by the party so to be bound.

     (i) HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     (j) NUMBER AND GENDER. The definitions in this Agreement shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation."

     (k) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts, when taken together, shall constitute one and the same instrument.

     (l) FURTHER ASSURANCES. The parties and Swi Barak shall, from time to time, execute all such documents and do all such things as any of the other parties hereto may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement.

     (m) SALES AND TRANSFER TAXES. Except as otherwise provided in Section 9 hereof, all taxes, levies, impositions, deductions, charges, withholdings, premiums, custom duties and other governmental fees, like assessments or charges of any kind whatsoever including, without limitation, all transfer, documentary, sales, ad valorem, value added, use and other such taxes, any penalties, interest and additions to tax, imposed as a result of the transactions contemplated hereunder (including, without limitation, the Sale, the sale of the Assets, the payments provided in Sections 5, 6 and 10, and the purchases pursuant to Sections 8, 11 and 13) shall be borne by Caesarea (but excluding any taxes imposed on the net income of Alaris). Caesarea and Alaris shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

     (n) OFFSET. Alaris shall have the right to offset against any amount otherwise payable by Alaris to Caesarea hereunder, any and all amounts payable by Caesarea to Alaris hereunder. Caesarea shall have the right to offset against any amount otherwise payable by Caesarea to Alaris hereunder, any and all amounts payable by Alaris to Caesarea hereunder.

     (o) FORCE MAJEURE. In no event will either party be liable for any delays or failure to perform hereunder when the same are caused, directly or indirectly by, or in any way arise as a result of, fire, floods, civil or military unrest, terrorist activities, acts of god, war, governmental interference, legal restrictions applicable in any relevant jurisdiction, embargoes, shortages of raw materials (including components, assembled parts, etc.) or labor, strikes (whether or not authorized by law). Any party experiencing such an event shall advise the other promptly, explaining the nature of the event and the anticipated duration.

     (p) CONFLICTING COMMERCIAL FORMS. The terms and conditions of this Agreement shall supersede and control over any conflicting or additional terms or conditions of any purchase orders, acknowledgments, invoices or other commercial forms exchanged between the parties concerning the subject matter hereof.

     (q) PAYMENTS. All payments required to be made hereunder shall be in United States Dollars.

     (r) LIMITATION OF LIABILITY. Caesarea shall not be liable to Alaris for any special, indirect or consequential damages arising out of this Agreement, its performance or termination.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written


                                       ALARIS MEDICAL SYSTEMS, INC.

                                       By:
                                           -----------------------------
                                           Name:
                                           Title:


                                       CAESAREA MEDICAL ELECTRONICS LIMITED

                                       By:
                                           -----------------------------
                                           Name: Swi Barak
                                           Title: General Manager


ACCEPTED AND AGREED TO
(solely with respect to Sections
3(a), 23 and 28(l) hereof)

--------------------------------
SWI BARAK

                        LIST OF SCHEDULE AND EXHIBITS

EXHIBIT          DESCRIPTION
-------          -----------
A.               Agreement with Nestec, S.A.
B.               Form of Standby Letter of Credit

SCHEDULE         DESCRIPTION
--------         -----------
1(a)             Calculation of Direct Costs
1(b)             Documents related to NIKI Technology
1(c)             Existing Distribution Agreements
1(d)             Existing Intellectual Property
1(e)             Description of I.V. Valve
1(f)             Manufacturing Assembly Kit specifications for Phase 1 NIKI Pump
1(g) Part 1      Manufacturing Documentation Package - Phase 1 NIKI Pump
1(g) Part 2      Manufacturing Documentation Package - Phase 2 NIKI Pump
1(g) Part 3      Manufacturing Documentation Package - Phase 3 NIKI Pump
1(h)             Description of Peristaltic Pump
1(i) Part 1      Specifications for Phase 1 NIKI Pump
1(i) Part 2      Specifications for Phase 2 NIKI Pump
1(i) Part 3      Specifications for Phase 3 NIKI Pump
1(j)             Description of Pump System with Error Detection
1(k)             Description of System and Method
4                List of Assets
13               Engineering Costs
22               Rights to Intellectual Property
26               Terms of Distribution Agreements


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